EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8) (File No. 333-169619), the Post-Effective Amendment No. 1 to Registration Statement (Form S-8) (File No. 333-191338) and the Post-Effective Amendment No. 1 to Registration Statement (Form S-8) (Registration No. 333-213431) pertaining to the 2010 Long-Term Stock Incentive Plan, the Amended and Restated 2010 Long-Term Stock Incentive Plan and the 2019 Long-Term Stock Incentive Plan of Ralph Lauren Corporation of our reports dated May 16, 2019, with respect to the consolidated financial statements of Ralph Lauren Corporation and the effectiveness of internal control over financial reporting of Ralph Lauren Corporation included in its Annual Report (Form 10-K) for the year ended March 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, NY
August 1, 2019